Shareholder Meeting Results

A Special Meeting of Shareholders (the "Meeting") of Scudder Micro Cap Fund (the "Fund") was held on December 15, 1998, at the office of Scudder Kemper Investments, Inc., Two International Place, Boston, Massachusetts 02110. At the Meeting the following matters were voted upon by the shareholders (the resulting votes for each matter are presented below).

1. To approve a new Investment Management Agreement for the Fund with Scudder Kemper Investments, Inc.


                                Number of Votes:
                                ----------------

      For              Against               Abstain           Broker Non-Votes*
      ---              -------               -------           -----------------

   3,932,570           139,789               109,062                   0


2.   To approve the revision of the Fund's fundamental lending policy.


                                Number of Votes:
                                ----------------

      For             Against               Abstain           Broker Non-Votes*
      ---             -------               -------           -----------------

   3,745,457          195,353               161,490                79,121



--------------------------------------------------------------------------------

* Broker non-votes are proxies received by the Fund from brokers or nominees when the broker or nominee neither has received instructions from the beneficial owner or other persons entitled to vote nor has discretionary power to vote on a particular matter.

                           29 - Scudder Micro Cap Fund